                                                                      EXHIBIT 12


               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                            YEAR ENDED DECEMBER 31
                                                                                                 1995
                                                                                                 PRO-
                                          1991      1992       1993        1994       1995       FORMA
                                        -------   --------   --------    --------    -------    -------

Income (Loss) Before Income Taxes        25,350    (42,336)   (43,790)    (52,060)    52,178     10,441
                                        -------   --------   --------    --------    -------    -------

Interest Portion of Rental Expense      $ 4,885   $  4,459   $  4,330    $  3,639    $ 3,383    $ 3,383

Interest Expenses                         4,628      3,866      3,301       3,225      1,430     40,945
                                        -------   --------   --------    --------    -------    -------

Fixed Charges                             9,513      8,325      7,631       6,864      4,813     44,328
                                        -------   --------   --------    --------    -------    -------

Earnings Before Tax & Fixed Charges     $34,863   $(34,011)  $(36,159)   $(45,196)   $56,991    $54,769
                                        -------   --------   --------    --------    -------    -------

Ratio of Earnings to Fixed Charges          3.7          -          -           -       11.8        1.2
                                        -------   --------   --------    --------    -------    -------